Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177507
PROSPECTUS

SESI, L.L.C.
Offer to Exchange
Up to $500,000,000 Registered 6.375% Senior Notes due 2019
for
Any and all Outstanding Unregistered 6.375% Senior Notes due 2019

SESI, L.L.C. (the “issuer”), a wholly-owned first tier subsidiary of Superior Energy Services, Inc. (“Superior Energy”), is offering to exchange $500,000,000 aggregate principal amount of its 6.375% Senior Notes due 2019 that we have registered under the Securities Act of 1933 (the “exchange notes”), for up to $500,000,000 aggregate principal amount of the issuer’s outstanding 6.375% Senior Notes due 2019 (the “outstanding notes”). In this prospectus we refer to the exchange notes and the outstanding notes collectively as the “notes.”

The Exchange Offer

•	The issuer hereby offers to exchange all outstanding notes that are validly tendered and not withdrawn for an equal principal amount of exchange notes.

•	The exchange offer will expire at 5:00 p.m. New York City time, on December 8, 2011, unless extended.

•	You may withdraw tenders of your outstanding notes at any time before the exchange offer expires.

•	The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for federal income tax purposes. See “Material U.S. federal income tax consequences” beginning on page 86 for more information.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•	Interest on the exchange notes will be paid at the rate of 6.375% per annum, semi-annually in cash in arrears on each May 1 and November 1.

Please see “Risk factors” beginning on page 9 for a discussion of factors you should consider in connection with the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2011.

We have not authorized anyone to give any information or represent anything to you other than the information in this prospectus. You must not rely on any unauthorized information or representations. We are not making an offer to sell the exchange notes in any jurisdiction where the offer or sale is not permitted.

SESI, L.L.C. is a Delaware limited liability company and a wholly-owned first tier subsidiary of Superior Energy Services, Inc., a Delaware corporation.

In this prospectus, unless the context otherwise requires, references to:

•	“Superior,” the “Company,” “we,” “our” and “us” refer to SESI, L.L.C., our parent, Superior Energy Services, Inc., and our subsidiaries;

•	“Superior Energy” refers to Superior Energy Services, Inc. and not to any of its subsidiaries; and

•	the “issuer” and “SESI” refer to SESI, L.L.C. and not to Superior Energy or any of its subsidiaries.

This prospectus incorporates important business and financial information about Superior that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Superior Energy Services, Inc., 601 Poydras, Suite 2400, New Orleans, Louisiana, 70130, (504) 587-7374. To ensure timely delivery you should make your request to us no later than December 1, 2011, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We do not currently intend to extend the expiration date. See “The exchange offer” for more detailed information.

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Cautionary note regarding forward-looking statements

We have included or incorporated by reference in this prospectus, and from time to time our management may make statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only our current belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. The forward-looking statements contained in this prospectus are based on information as of the date hereof. Many of these forward-looking statements relate to future industry trends, actions, future performance or results of current and anticipated initiatives and the outcome of contingencies and other uncertainties that may have a significant impact on our business, future operating results and liquidity. We try, whenever possible, to identify these statements by using words such as “anticipate,” “believe,” “should,” “estimate,” “expect,” “plan,” “project” and similar expressions. We caution you that these statements are only predictions and are not guarantees of future performance. These forward-looking statements and our actual results, developments and business are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated by these statements. Further, we may make changes to our business plans that could or will affect our results. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, among others, those discussed under “Risk factors” below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2010, and in our quarterly report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference herein. We caution you that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

Market, ranking and industry data

The data included in or incorporated by reference into this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on our estimates formulated from our management’s knowledge of and experience in the markets in which we operate and information obtained from our internal surveys, market research, publicly available information and industry publications. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the imprecise methods by which we and others accumulated some of the data or because this information cannot always be verified due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other industry data included in or incorporated by reference into this prospectus, and estimates and beliefs based on that data, may not be reliable.

About this prospectus

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (“Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”). In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus (including by means of incorporation by reference) and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the document incorporated herein by reference.

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You should refer to the registration statement and the exhibits thereto for more information. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference, but may not contain all information that may be important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you, including “Risk factors” and the consolidated financial statements and other information included or incorporated by reference herein.

Company Overview

We provide a broad range of products and services used to assist oil and gas companies drill, complete, produce, maintain and decommission their oil and gas wells. We operate throughout the United States, in the Gulf of Mexico and in several international markets. Our business is comprised of three segments: Subsea and Well Enhancement, Drilling Products and Services and Marine Services.

Through our subsea and well enhancement business segment, we provide “rigless” production-related services, which are a cost-effective approach to delivering services and solutions aimed at maintaining and enhancing well productivity. Our drilling products and services business segment manufactures, rents and sells specialized equipment and tools for use with well drilling, completion, production and workover activities. Through our marine business segment, we own and operate a diverse fleet of rental liftboats in the Gulf of Mexico, ranging from 150 feet to 265 feet in leg length.

Recent Events

Acquisition of Complete Production Services, Inc.  On October 9, 2011, we agreed to acquire all of the outstanding equity securities of Complete Production Services, Inc. (“Complete”) pursuant to an Agreement and Plan of Merger among us, SPN Fairway Acquisition, Inc., our wholly-owned subsidiary, and Complete. Pursuant to the merger agreement, Complete stockholders will receive 0.945 of a share of our common stock and $7.00 cash, without interest, for each share of Complete common stock outstanding at the time of the merger. We anticipate closing this transaction before the end of 2011.

In connection with this acquisition, we intend to amend our credit facility to increase our borrowing capacity to $600.0 million and to include a $400.0 million term loan in order to pay the cash portion of the merger consideration. We also intend to issue up to $700.0 million of senior unsecured notes in order to refinance all of Complete’s outstanding 8% senior notes due 2016.

Complete focuses on providing specialized completion and production services and products that help oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Complete’s operations are located throughout the United States, and in western Canada and Mexico. Complete’s business is comprised of three segments: Completion and Production Services, Drilling Services and Product Sales.

Redemption of 1.50% Senior Exchangeable Notes.  On October 17, 2011, we issued notice to the holders of all of the outstanding 1.50% senior exchangeable notes of our subsidiary SESI, L.L.C., of our intent to redeem all of the exchangeable notes on December 15, 2011. We intend to redeem the notes with our cash on hand as of the date of redemption.

The principal executive offices of Superior Energy and the issuer are located at 601 Poydras, Suite 2400, New Orleans, Louisiana, 70130, and our telephone number at that address is (504) 587-7374. Our website is located at http://www.superiorenergy.com. Our website and the information contained on our website is not part of this prospectus.

The Exchange Offer

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes and the guarantees, please refer to the section entitled “Description of notes” in this prospectus.

The initial offering of outstanding notes	We sold the outstanding notes on April 27, 2011 to J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Comerica Securities, Inc., PNC Capital Markets LLC, Natixis Securities North America Inc., Capital One Southcoast, Inc. and HSBC Securities (USA) Inc. We collectively refer to those parties in this prospectus as the initial purchasers. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. Persons within the meaning of Regulation S under the Securities Act.

The exchange offer	We are offering to exchange the exchange notes which have been registered under the Securities Act for a like principal amount of your outstanding notes. The outstanding notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The issuance of the exchange notes is intended to satisfy our obligations contained in a registration rights agreement among us and the initial purchasers in which we agreed to use our reasonable best efforts to cause the exchange offer to be complete within 270 days after the issuance of the outstanding notes.

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes issued to you pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes; and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions and you transfer any exchange notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Any holder of our outstanding notes, including any broker-dealer, who:

• is our affiliate;

• does not acquire the exchange notes in the ordinary course of its business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration time	The exchange offer will expire at 5:00 p.m., New York City time, on December 8, 2011, unless we extend the exchange offer in our sole discretion, in which case the term “expiration time” means the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. We reserve the right to terminate or amend the exchange offer at any time before the expiration date. For additional information, see “Exchange offer — Conditions.”

Procedure for tendering outstanding notes	If you wish to tender your outstanding notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date:

• a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent; and

• a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangements or understandings with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

• you are not our “affiliate” as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special procedures for beneficial owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest of outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal of tenders	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Delivery of the exchange notes	The exchange notes issued pursuant to this exchange offer will be delivered to holders who tender outstanding notes promptly following the expiration time.

Material U.S. federal income tax consequences	We believe that the exchange of outstanding notes for the exchange notes pursuant to the exchange offer should not be a taxable event for United States federal income tax purposes. See “Material U.S. federal income tax consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Effect on holders of outstanding notes	As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement among us and the initial purchasers and, accordingly, the holders of the outstanding notes will have no further registration or other rights under the registration rights agreement, except under certain limited circumstances. Holders of the outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold such outstanding notes and will be entitled to all rights and limitations thereto under the indenture. All untendered, and tendered but unaccepted, outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not anticipate that we will register the outstanding notes under the Securities Act.

Summary of the Exchange Notes

The following summary describes the principal terms of the exchange notes and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange notes and the guarantees, please refer to the section entitled “Description of notes” in this prospectus.

Issuer	SESI, L.L.C., first tier subsidiary of Superior Energy.

Securities offered	$500.0 million aggregate principal amount of 6.375% Senior Notes due 2019.

Maturity date	May 1, 2019.

Interest rate	6.375% per annum.

Interest payment dates	Interest on the exchange notes will be payable semi-annually in arrears in cash on each May 1 and November 1.

Optional redemption	The exchange notes will be redeemable at the issuer’s option, in whole or in part, at any time on or after May 1, 2015, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to May 1, 2014, the issuer may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of certain equity offerings at a redemption price of 106.375% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to May 1, 2015, the issuer may also redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes, plus accrued and unpaid interest, and a “make-whole premium.”

See “Description of notes — Optional redemption.”

Change of control offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the exchange notes, to cause the issuer to repurchase some or all of your exchange notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of notes — Repurchase at the option of holders — Change of control.”

Asset disposition offer	If we sell assets, under certain circumstances, the issuer will be required to use the net proceeds to make an offer to purchase exchange notes at an offer price in cash in an amount equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest to the repurchase date. See “Description of notes — Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock.”

Guarantees	The exchange notes will initially be guaranteed on a senior unsecured basis by Superior Energy and substantially all of its existing U.S. subsidiaries (other than the issuer) (which are the subsidiaries that currently guarantee the obligations under our revolving senior credit facility). Each of Superior Energy’s or the issuer’s future direct and indirect subsidiaries that guarantee our revolving senior credit facility or any other indebtedness of the issuer or the subsidiary guarantors will guarantee the exchange notes. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of exchange notes. See “Description of notes — Note guarantees.”

Ranking	The exchange notes will be the issuer’s senior unsecured obligations and will:

• rank senior in right of payment to all of the issuer’s future subordinated indebtedness;

• rank equally in right of payment with all of the issuer’s existing and future senior indebtedness;

• be effectively subordinated to any of the issuer’s existing and future secured debt (including all of the issuer’s borrowings under the revolving senior credit facility), to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes.

The guarantees of the exchange notes will be the guarantors’ senior unsecured obligations and will:

• rank senior in right of payment to all of the guarantors’ future subordinated indebtedness;

• rank equally in right of payment with all of the guarantors’ existing and future senior indebtedness; and

• be effectively subordinated to any of the guarantors’ existing and future secured debt (including the guarantors’ guarantees of the issuer’s borrowings under the revolving senior credit facility), to the extent of the value of the assets securing such debt.

As of June 30, 2011:

•   we had approximately $1,213.0 million of total indebtedness (including the notes and exclusive of discounts, but prior to giving effect to the redemption of the 1.50% senior exchangeable notes due 2026), of which $700.0 million ranked equally with the notes and none of which was subordinated to the notes;

•   of our total indebtedness, we had no secured indebtedness outstanding under our revolving senior credit facility (excluding $6.9 million represented by outstanding letters of credit under the revolving senior credit facility) to which the notes were effectively subordinated;

• we had commitments available to be borrowed under the revolving senior credit facility of $393.1 million (after giving effect to $6.9 million of outstanding letters of credit); and

•   our non-guarantor subsidiaries had $186.2 million of total liabilities (including debt and trade payables but excluding most intercompany liabilities), all of which was structurally senior to the notes.

Certain covenants	The notes are governed under our indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and guarantee indebtedness;

• pay dividends or make other distributions or repurchase or redeem our capital stock;

• prepay, redeem or repurchase certain debt;

• issue certain preferred stock or similar equity securities;

• make loans and investments;

• sell assets;

• incur liens;

• enter into transactions with affiliates;

• enter into agreements restricting our subsidiaries’ ability to pay dividends; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. See “Description of notes — Certain covenants.”

Certain of these covenants will terminate when the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”).

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included or incorporated by reference in this prospectus before deciding whether to participate in this exchange offer. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we consider to be immaterial may also materially impact our business, operations or financial condition. Any of the following risks could impair our business, financial condition or operating results, which could cause you to lose all or part of your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary note regarding forward-looking statements” at the beginning of this prospectus.

Risks related to the exchange offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects of, similar companies.

Any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section entitled “Exchange offer.”

Your notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely tender of outstanding notes. If you do not tender your outstanding notes by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept such outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will, subject to limited exceptions, lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

The reoffering and resale of the outstanding notes is subject to significant legal restrictions.

The outstanding notes have not been registered under the Securities Act or any state securities laws. As a result, holders of outstanding notes may reoffer or resell outstanding notes only if:

•	there is an applicable exemption from the registration requirements of the Securities Act and applicable state laws that applies to the circumstances of the offer and sale, or

•	we file a registration statement and it becomes effective.

Risks related to the notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the exchange will continue to have, a significant amount of indebtedness. As of June 30, 2011, our total debt was approximately $1,213.0 million (including the notes and exclusive of discounts), and we had unused commitments of $393.1 million under our revolving senior credit facility (after giving effect to $6.9 million of outstanding letters of credit, which reduce availability).

Subject to the limits contained in the credit agreement governing our revolving senior credit facility, the indenture that governs the notes and the indenture relating to our existing 6 7/8% senior notes due 2014 (the “Existing Notes”), we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the revolving senior credit facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that governs the notes, the indenture governing the Existing Notes and the credit agreement governing our revolving senior credit facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the revolving senior credit facility, the indenture relating to the Existing Notes and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct all our operations through our subsidiaries, certain of which are not guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes, the indenture governing the Existing Notes and the credit agreement governing the revolving senior credit facility will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the revolving senior credit facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture governing the notes, the credit agreement governing our revolving senior credit facility and the indenture governing the Existing Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness under the indentures or the credit agreement. In addition, as of June 30, 2011, our revolving senior credit facility provided for total commitments of $400.0 million, with unused commitments of $393.1 million (after giving effect to $6.9 million of outstanding letters of credit, which reduce availability). Under certain conditions, we can increase the total commitments under the revolving senior credit facility to $550.0 million. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the guarantors now face could intensify. See “Description of notes.”

The terms of the credit agreement governing our revolving senior credit facility, the indenture governing the Existing Notes and the indenture governing the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the notes, the credit agreement governing our revolving senior credit facility and the indenture governing the Existing Notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our revolving senior credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. You should read the discussions under the headings “Description of notes — Certain covenants” and “Description of other indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the indentures governing the notes or the Existing Notes, or under the credit agreement governing our revolving senior credit facility, could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our revolving senior credit facility would permit the lenders under our revolving senior credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving senior credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Based on the amount of this debt outstanding at December 31, 2010, a 10% increase in the variable interest rate would increase our interest expense for the year ended December 31, 2010 by approximately $1.3 million, while a 10% decrease would decrease our interest expense by approximately $1.3 million. We entered into an interest rate swap in March 2010 whereby we are entitled to receive semi-annual interest payments at a fixed rate of 6 7/8% per annum and are obligated to make quarterly interest payments at a variable rate. In the future, we may enter into additional interest rate swaps that involve the exchange of floating or fixed rate interest payments in order to manage our debt portfolio by targeting an overall desired position of fixed and floating rates. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to our indebtedness and the guarantors’ guarantees under the revolving senior credit facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or the guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to our indebtedness and the guarantors’ guarantees under the revolving senior credit facility with respect to the assets that secure those obligations to the extent of the value of such assets. As of June 30, 2011, we had total commitments under our revolving senior credit facility of $400.0 million, under which $6.9 million in letters of credit were outstanding, resulting in total unused availability of approximately $393.1 million. Under certain conditions, we can increase the commitments under the revolving senior credit facility up to $550.0 million. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the issuer or the guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes and the guarantees only after all indebtedness under the revolving senior credit facility and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes are structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by Superior Energy and each of our existing and subsequently acquired or organized subsidiaries that guarantee the revolving senior credit facility or that, in the future, guarantee our other indebtedness or indebtedness of another guarantor. Our subsidiaries that do not guarantee the notes, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture governing the notes does, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the year ended December 31, 2010, our non-guarantor subsidiaries represented approximately 20% of our revenues exclusive of intercompany eliminations and 9% of our income from operations, respectively. As of December 31, 2010, our non-guarantor subsidiaries represented approximately 24% of our total assets and had approximately $167.9 million of total liabilities, including debt and trade payables but excluding most intercompany liabilities. See note 21 to our quarterly report on Form 10-Q for the six months ended June 30, 2011 for additional financial information related to our non-guarantor subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes — Note guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, and the Existing Notes, at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the credit agreement governing the revolving senior credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and terminate their commitments to lend. The source of funds for any purchase of the notes, and the Existing Notes, and repayment of borrowings under our revolving senior credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes, and the Existing Notes, and events of default and potential breaches of the credit agreement governing our revolving senior credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes — Repurchase at the option of holders — Change of control.”

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock, membership interests or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired.

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on our or the guarantor’s business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or the guarantor’s ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

The covenants in the indenture will terminate permanently if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture will terminate permanently if the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, termination of these covenants would, for the term of the notes, allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of notes — Certain covenants — Termination of covenants when notes rated investment grade.”

Risks related to our business

Adverse macroeconomic and business conditions may significantly and negatively affect our results of operations.

Economic conditions in the United States and international markets in which we operate could substantially affect our revenue and profitability. The lingering domestic and global financial crises, the associated fluctuating oil and gas prices, and the disruption in the credit markets have had an adverse effect on our operating results and financial condition, and if sustained or worsened, such adverse effects could continue or worsen. Additionally, if the disruption in the credit markets continues, some of our suppliers and customers may be unable to recover from, or could face additional credit issues, cash flow problems and other financial hardships.

Changes in governmental banking, monetary and fiscal policies to restore the domestic and global financial markets and increase credit availability may not be effective. It is difficult to determine the breadth and duration of the domestic and global financial crises and the many ways in which they may affect our suppliers, customers and our business in general. The continuation or further deterioration of these difficult financial and macroeconomic conditions could have a significant adverse effect on our results of operations and cash flows.

Our borrowing capacity could be affected by the uncertainty impacting credit markets generally.

Lingering disruptions in the credit and financial markets could adversely affect financial institutions, inhibit lending and limit access to capital and credit for many companies. Although we believe that the banks participating in our revolving senior credit facility have adequate capital and resources, we can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in our lending group were to fail, it is possible that the borrowing capacity under our revolving senior credit facility would be reduced. In the event that the availability under our revolving senior credit facility was reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. Our options for addressing such capital constraints would include, but not be limited to, (1) obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of our revolving senior credit facility, (2) accessing the public capital markets, or (3) delaying certain projects. If it became necessary to access additional capital, any such alternatives could have terms less favorable than those terms under our existing revolving senior credit facility, which could have a material effect on our consolidated financial position, results of operations and cash flows.

If future financing is not available to us when required, as a result of limited access to the credit markets or otherwise, or is not available to us on acceptable terms, we may be unable take advantage of business opportunities or respond to competitive pressures, either of which could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

We are subject to the cyclical nature of the oil and gas industry.

Demand for most of our oilfield services is substantially dependent on the level of expenditures by the oil and gas industry. This level of activity has traditionally been volatile as a result of sensitivities to oil and gas prices and generally dependent on the industry’s view of future oil and gas prices. The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce expenditures. Therefore, the willingness of our customers to make expenditures is critical to our operations. Oil and gas prices are very volatile and could be affected by many factors, including the following:

•	the level of worldwide oil and gas exploration and production;

•	the cost of exploring for, producing and delivering oil and gas;

•	demand for energy, which is affected by worldwide economic activity and population growth;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;

•	the discovery rate of new oil and gas reserves;

•	domestic and global political and economic uncertainty, socio-political unrest and instability or hostilities;

•	demand for and availability of alternative, competing sources of energy; and

•	technological advances affecting energy exploration, production and consumption.

Although the effects of changing prices on activity levels in production and development sectors of the oil and gas industry are less immediate and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has, in the past, adversely affected and may in the future adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition, results of operations and cash flows.

Our industry is highly competitive.

We operate in highly competitive areas of the oilfield services industry. The products and services of each of our principal industry segments are sold in highly competitive markets, and our revenues and earnings may be affected by the following factors:

•	changes in competitive prices;

•	fluctuations in the level of activity in major markets;

•	an increased number of liftboats in the Gulf of Mexico;

•	general economic conditions; and

•	governmental regulation.

We compete with the oil and gas industry’s largest integrated and independent oilfield service providers. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, safety record, equipment availability and technical proficiency.

Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Further, additional liftboat capacity in the Gulf of Mexico would increase competition for that service, likely resulting in lower day rates and utilization. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. Finally, competition among oilfield service and equipment providers is also affected by each provider’s reputation for safety and quality.

A significant portion of our revenue is derived from our international operations, which exposes us to additional political, economic and other uncertainties.

Our international revenues accounted for approximately 28%, 22%, and 17% of our total revenues in 2010, 2009, and 2008, respectively. Our international operations are subject to a number of risks inherent in any business operating in foreign countries, including, but not limited to, the following:

•	political, social and economic instability;

•	potential expropriation, seizure or nationalization of assets;

•	increased operating costs;

•	civil unrest and protests, strikes, acts of terrorism, war or other armed conflict;

•	renegotiating, cancellation or forced modification of contracts;

•	import-export quotas;

•	confiscatory taxation or other adverse tax policies;

•	currency fluctuations;

•	restrictions on the repatriation of funds;

•	submission to the jurisdiction of a foreign court or arbitration panel or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory; and

•	other forms of government regulation which are beyond our control.

Additionally, our competitiveness in international market areas may be adversely affected by regulations, including, but not limited to, the following:

•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

The occurrence of any of the risks described above could adversely affect our results of operations and cash flows.

We are susceptible to adverse weather conditions in the Gulf of Mexico.

Certain areas in and near the Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Substantially all of our assets offshore and along the Gulf of Mexico are susceptible to damage or total loss by these storms. Although we maintain insurance on our properties, due to the significant losses incurred as a consequence of the hurricanes that occurred in the Gulf of Mexico in recent years these coverages are not comparable with that of prior years. For instance, since 2006, our insurance policies now have an annual aggregate limit, rather than an occurrence limit. Also, our deductible for wind damage versus non-wind damage events is between five and ten times higher. Thus, we are at greater risk of loss due to severe weather conditions. Any significant uninsured losses could have a material adverse effect on our financial position, results of operations and cash flows.

Damage to our equipment caused by high winds and turbulent seas could cause us to curtail or suspend service operations for significant periods of time until damage can be assessed and repaired. Moreover, even if we do not experience direct damage from any of these storms, we may experience disruptions in our operations because customers may curtail or suspend their development activities due to damage to their platforms, pipelines and other related facilities. We do not maintain business interruption insurance that could protect us from these events.

The Deepwater Horizon incident could have a lingering significant impact on exploration and production activities in United States coastal waters that could adversely affect demand for our services and equipment.

The April 2010 catastrophic explosion of the Deepwater Horizon, the related oil spill in the Gulf of Mexico and the U.S. Government’s response to these events has significantly and adversely disrupted oil and gas exploration activities in the Gulf of Mexico. After the explosion, the United States government imposed new safety and permitting requirements on shallow water operators, resulting in significantly longer review processes of drilling permit applications and fewer drilling permits being issued to these operators. Additionally, the commission appointed by the President of the United States to study the causes of the catastrophe has recommended certain legislative and regulatory measures designed to minimize the possibility of a reoccurrence of a disastrous spill. Various bills are being considered by Congress which, if enacted, could either significantly increase the costs of conducting drilling and exploration activities in the Gulf of Mexico, particularly in deep waters, or possibly drive a substantial portion of drilling and operation activity out of the Gulf of Mexico.

There are a number of uncertainties affecting the oil and gas industry that continue to exist in the aftermath of the Deepwater Horizon explosion and the ensuing responses. Although the eventual outcome of these uncertainties is currently unknown, any one or more of them could constrict the return of demand for our products and services to historical levels or further reduce demand for our products and services, which could adversely affect our operations in the Gulf of Mexico. However, until the ultimate regulatory response to these events becomes more certain, we cannot accurately predict the extent of the impact those responses could have on its customers and similarly, the long term impact on its business and operations. Any regulatory response that has the effect of materially curtailing drilling and exploration activity in the Gulf of Mexico will ultimately adversely affect our operations in the Gulf of Mexico.

We depend on key personnel.

Our success depends to a great degree on the abilities of our key management personnel, particularly our chief executive officer and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect us.

We might be unable to employ a sufficient number of skilled workers.

The delivery of our products and services require personnel with specialized skills and experience. As a result, our ability to remain productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. The demand for skilled workers in our industry is high, and the supply is limited. We could be faced with severe shortages of experienced personnel as we expand our operations and enter new markets. In developed countries, many senior engineers, managers and other professionals are reaching retirement age, with no assurance that enough college graduates and younger workers will be ready to replace them.

In addition, although our employees are not covered by a collective bargaining agreement, the marine services industry has in the past been targeted by maritime labor unions in an effort to organize Gulf of Mexico employees. A significant increase in the wages paid by competing employers or the unionization of our Gulf of Mexico employees could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

We depend on significant customers.

We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. In 2010, no single customer accounted for more than 10% of our total revenue. Of our 2009 and 2008 total revenue, Chevron accounted for approximately 15% and 12%, respectively, Apache accounted for approximately 13% and 11%, respectively, and BP accounted for approximately 11% for each year. Our inability to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations.

The terms of our contracts could expose us to unforeseen costs and costs not within our control.

Under fixed-price contracts, turnkey or modified turnkey contracts, we agree to perform a defined scope of work for a fixed price. Extra work, which is subject to customer approval, is billed separately. As a result, we can improve our expected profit by superior contract performance, productivity, worker safety and other factors resulting in cost savings. However, we could incur cost overruns above the approved contract price, which may not be recoverable. Prices for these contracts are established based largely upon estimates and assumptions relating to project scope and specifications, personnel and material needs. These estimates and assumptions may prove inaccurate or conditions may change due to factors out of our control, resulting in cost overruns, which we may be required to absorb and could have a material adverse effect on our business, financial condition and results of operations. In addition, our profits from these contracts could decrease and we could experience losses if we incur difficulties in performing the contracts or are unable to secure suitable commitments from our subcontractors and other suppliers. Many of these contracts require us to satisfy specified progress milestones or performance standards in order to receive payment. Under these types of arrangements, we may incur significant costs for equipment, labor and supplies prior to receipt of payment. If the customer fails or refuses to pay us for any reason, there is no assurance we will be able to collect amounts due to us for costs previously incurred. In some cases, we may find it necessary to terminate subcontracts and we may incur costs or penalties for canceling our commitments to them. If we are unable to collect amounts owed to us under these contracts, we may be required to record a charge against previously recognized earnings related to the project, and our liquidity, financial condition and results of operations could be adversely affected.

Percentage-of-completion accounting for contract revenue may result in material adjustments.

A portion of our revenue is recognized using the percentage-of-completion method of accounting. The percentage-of-completion accounting practices that we use result in our recognizing contract revenue and earnings ratably over the contract term based on the proportion of actual costs incurred to our estimated total contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenue and costs. We review our estimates of contract revenue, costs and profitability on a monthly basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of changes in cost estimates, change orders to the original contract, collection disputes with the customer on amounts invoiced or claims against the customer for extra work or increased cost due to customer-induced delays and other factors. Contract losses are recognized in the fiscal period in which the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. No restatements are made to prior periods for changes in these estimates. As a result of the requirements of the percentage-of-completion method of accounting, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several prior periods and later determine that all or a portion of such previously estimated and reported profits were overstated or understated. If this occurs, the cumulative impact of the change will be reported in the period in which such determination is made, thereby eliminating all or a portion of any profits related to long-term contracts that would have otherwise been reported in such period or even resulting in a loss being reported for such period.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

Our operations are subject to numerous operating risks inherent in the oil and gas industry that could result in substantial losses. These risks include the following:

•	fires;

•	explosions, blowouts and cratering;

•	hurricanes and other extreme weather conditions;

•	mechanical problems, including pipe failure;

•	abnormally pressured formations; and

•	environmental accidents, including oil spills, gas leaks or ruptures, uncontrollable flows of oil, gas, brine or well fluids, or other discharges of toxic gases or other pollutants.

These risks affect our provision of oilfield services and equipment, as well as our oil and gas operations. Our liftboats and marine vessels are also subject to operating risks such as catastrophic marine disasters, adverse weather conditions, collisions and navigation errors.

The realization of these risks could result in catastrophic events causing personal injury, loss of life, damage to or destruction of wells, production facilities or other property or equipment, or damages to the environment, which could lead to claims against us for substantial damages. In addition, certain of our employees who perform services on offshore platforms and marine vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make the liability limits established by federal and state workers’ compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against us for damages for job related injuries. Realization of any of the foregoing by our equity-method investments engaged in oil and gas production could result in significant impairment to our equity-method investment balances.

As a result of indemnification obligations contained in most of our customer contracts, we may also be required to indemnify our customers for any damages sustained by our employees or equipment, regardless of whether those damages were caused by us.

We maintain several types of insurance to cover liabilities arising from our operations. These policies include primary and excess umbrella liability policies with limits of $200 million dollars per occurrence, including sudden and accidental pollution incidents. We also maintain property insurance on our physical assets, including marine vessels and operating equipment and platforms and wells. The cost of many of the types of insurance coverage maintained for our oil and gas operations has increased significantly due to losses as a result of hurricanes that occurred in the Gulf of Mexico in recent years and resulted in the retention of significant additional risk by us and our equity-method investments, primarily through higher insurance deductibles. Also, most of these property insurance policies now have annual aggregate limits, rather than occurrence-based limits, for named storm damages and significantly higher deductibles for wind damage. Very few insurance underwriters offer certain types of insurance coverage maintained by us, and there can be no assurance that any particular type of insurance coverage will continue to be available in the future, that we will not accept retention of additional risk through higher insurance deductibles or otherwise, or that we will be able to purchase our desired level of insurance coverage at commercially feasible rates.

The frequency and severity of incidents related to our operating risks affect our operating costs, insurability, revenue derived from our equity-method investments, and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents, or the general level of compensation and damage awards with respect to such incidents, could adversely affect our ability to obtain insurance or projects from oil and gas companies. Also, any significant uninsured losses could have a material adverse effect on our financial position, results of operations and cash flows.

We are vulnerable to the potential difficulties associated with rapid expansion.

We have grown rapidly over the last several years through internal growth and acquisitions of other companies. We believe that our future success depends on our ability to manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

•	lack of experienced management-level personnel;

•	increased administrative burden; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected.

Our inability to control the inherent risks of acquiring businesses could adversely affect our operations.

Acquisitions have been and we believe will continue to be a key element of our business strategy. We cannot assure that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future. We may be required to incur substantial indebtedness to finance future acquisitions. Such additional debt service requirements may impose a significant burden on our results of operations and financial condition. We cannot assure you that we will be able to successfully consolidate the operations and assets of any acquired business with our own business. Acquisitions may not perform as expected when the transaction was consummated and may be dilutive to our overall operating results. In addition, our management may not be able to effectively manage our increased size or operate a new line of business.

The nature of our industry subjects us to compliance with regulatory and environmental laws.

Our business is significantly affected by a wide range of local, state and federal statutes, rules, orders and regulations, as well as international laws in the other countries in which we operate, relating to the oil and gas industry in general, and more specifically with respect to the environment, health and safety, waste management and the manufacture, storage, handling and transportation of hazardous wastes. The failure to comply with these rules and regulations can result in the revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Further, laws and regulations in this area are complex and change frequently. Changes in laws or regulations, or their enforcement, could subject us to material costs.

Our operations are also subject to certain requirements under the Federal Oil Pollution Act of 1990 (OPA). Under OPA and its implementing regulations, “responsible parties,” including owners and operators of certain vessels, are strictly liable for damages resulting from spills of oil and other related substances in the United States waters, subject to certain limitations. OPA also requires a responsible party to submit proof of its financial ability to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Further, OPA imposes other requirements, such as the preparation of oil spill response plans. In the event of a substantial oil spill, we could be required to expend potentially significant amounts of capital which could have a material adverse effect on our future operations and financial results.

We have compliance costs and potential environmental liabilities with respect to our offshore and onshore operations, including our environmental cleaning services. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. These environmental statutes may impose liability without regard to negligence or fault. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has not had a material adverse effect on our operations. However, we are unable to predict whether environmental laws and regulations will have a material adverse effect on our future operations and financial results. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution.

Federal, state and local statutes and regulations require permits for plugging and abandonment and reports concerning operations. A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for our services and products. In addition, demand for our services is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in our areas of operations for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

The regulatory burden on our business increases our costs and, consequently, affects our profitability. We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We are also unable to predict the effect that any such events may have on us, our business or our financial condition.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflicts may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Regulation of greenhouse gas emissions effects and climate change issues may adversely affect our operations and markets.

The impact and implication of greenhouse gas emissions has received increasing attention, especially in the form of proposals to regulate the emissions. Regulation of emissions has been proposed on an international, national, regional, state and local level. These proposals include an international protocol, which has gone into effect but is not binding on the United States, and numerous bills introduced to the U.S. Congress relating to climate change.

In June 2009, a bill to control and reduce emissions of greenhouse gasses in the United States, was approved by the U.S. House of Representatives. The legislation, often referred to as a “cap-and-trade” system, would limit greenhouse gas emissions while creating a corresponding market for the purchase and sale of emission permits. Although not passed by the U.S. Senate, and therefore not law, the Senate has initiated drafting its own legislation for the control and reduction of greenhouse emissions.

It is not currently feasible to predict whether, or which of, the current greenhouse gas emission proposals will be adopted. In addition, there may be subsequent international treaties, protocols or accords that the United States joins in the future. The potential passage of climate change regulation may impact our operations, however, since it may limit demand and production of fossil fuels by our customers. The impact on our customers, in turn, may adversely affect demand for our products and services, which could adversely impact our operations.

Estimates of our oil and gas reserves and potential liabilities relating to our oil and gas properties may be incorrect.

We acquire mature oil and gas properties in the Gulf of Mexico on an “as is” basis and assume all plugging, abandonment, restoration and environmental liability with limited remedies for breaches of representations and warranties. Acquisitions of these properties require an assessment of a number of factors beyond our control, including estimates of recoverable reserves, future oil and gas prices, operating costs and potential environmental and plugging and abandonment liabilities. These assessments are complex and inherently imprecise, and, with respect to estimates of oil and gas reserves, require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. In addition, since these properties are typically mature, our facilities and operations may be more susceptible to hurricane damage, equipment failure or mechanical problems. In connection with these assessments, we perform due diligence reviews that we believe are generally consistent with industry practices. However, our reviews may not reveal all existing or potential problems. In addition, our reviews may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We may not always discover structural, subsurface, environmental or other problems that may exist or arise.

Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by us and any significant variance in these assumptions could materially affect the estimated quantity and value of our proved reserves. Therefore, the risk is that we may overestimate the value of economically recoverable reserves and/or underestimate the cost of plugging wells and abandoning production facilities. If costs of abandonment are materially greater or actual reserves are materially lower than our estimates, they could have an adverse effect on earnings.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers in connection with the private offering of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes surrendered in exchange for the exchange notes in the exchange offer will be cancelled. As a result, the issuance of the exchange notes will not result in any change in our indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We present below our selected consolidated financial data as of and for the periods indicated. The selected historical consolidated financial data for each of the fiscal years ended December 31, 2008, 2009 and 2010 have been derived from our historical audited consolidated financial statements, which are incorporated by reference herein. The selected historical consolidated financial data for each of the fiscal years ended December 31, 2006 and 2007 were derived from our historical audited consolidated financial statements, which are not included in this prospectus or incorporated by reference herein. The historical financial data as of June 30, 2010 and 2011 and for the six-month periods ended June 30, 2010 and 2011 were derived from our historical unaudited condensed consolidated financial statements, which are incorporated by reference herein.

The financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference herein.

	Year Ended December 31,					Six Months Ended June 30,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands)

Statement of Operations Data:
Revenues	$1,093,821	$1,572,467	$1,881,124	$1,449,300	$1,681,616	$789,367	$924,787
Costs and expenses:
Cost of services (exclusive of items shown separately below)	497,505	698,125	898,294	824,034	918,713	428,968	505,215
Depreciation, depletion, amortization and accretion	111,011	187,841	175,500	207,114	220,835	105,347	122,677
General and administrative expenses	168,416	228,146	282,584	259,093	342,881	163,253	182,760
Reduction in value of assets(1)	—	—	—	212,527	32,004	—	—
Gain on sale of businesses(2)	—	7,483	40,946	2,084	1,083	—	8,558

Income (loss) from operations	316,889	465,838	565,692	(51,384)	168,266	91,799	122,693

Other income (expense):
Interest expense, net of amounts capitalized	(23,867)	(48,436)	(46,684)	(50,906)	(57,377)	(28,910)	(31,869)
Interest income	3,990	2,662	2,975	926	5,143	2,491	2,788
Other income (expense)(3)	622	189	(3,977)	571	825	(299)	256
Loss on early extinguishment of debt(4)	(12,596)	—	—	—	—	—	—
Earnings (losses) from equity-method investments, net(5)	5,891	(2,940)	24,373	(22,600)	8,245	6,155	5,526
Reduction in value of equity-method investment(6)	—	—	—	(36,486)	—	—	—

Income (loss) before income taxes	290,929	417,313	542,379	(159,879)	125,102	71,236	99,394
Income taxes	103,266	145,755	190,904	(57,556)	43,285	25,645	35,782

Net income (loss)	$187,663	$271,558	$351,475	$(102,323)	$81,817	$45,591	$63,612

Balance Sheet Data (at end of period):
Total current assets	$419,787	$471,005	$631,990	$863,563	$764,052	$708,940	$1,105,501
Property, plant and equipment, net	804,228	1,086,408	1,114,941	1,058,976	1,313,150	1,275,294	1,394,918
Total assets	1,872,067	2,255,295	2,490,145	2,516,665	2,907,533	2,787,248	3,361,637
Total current liabilities (exclusive of current maturities on long-term debt)	242,285	291,621	297,434	227,569	321,077	307,281	329,704
Total debt	623,318	638,599	655,009	849,475	866,445	821,391	1,201,446
Total stockholders’ equity	765,237	1,025,666	1,254,273	1,178,045	1,280,551	1,218,466	1,376,616

(1)	During the second quarter of 2009, we recorded approximately $92.7 million of impairment expense in connection with our intangible assets within our subsea and well enhancement segment due to the decline in demand in the domestic land market area. During the fourth quarter of 2009, the domestic land market remained depressed, and we recorded approximately $119.8 million of impairment expense related to our tangible assets. During the fourth quarter of 2010, we determined it was impractical to finish the construction of two liftboats, and we recorded approximately $32.0 million of a reduction in the value of these tangible assets within the marine segment.

(2)	In 2007, we sold the assets of a non-core rental tool business and recorded a pre-tax gain of approximately $7.5 million. In March 2008, we completed the sale of 75% of our interest in SPN Resources, LLC, an entity which we used to acquire mature oil and gas properties in the Gulf of Mexico and which constituted our former oil and gas segment. As part of this transaction, SPN Resources contributed an undivided 25% of its working interest in each of its oil and gas properties to a newly formed subsidiary and then sold all of its equity interest the subsidiary. SPN Resources then effectively sold 66 2/3% of its outstanding membership interests for a pre-tax gain of $37.1 million. We also recorded a pre-tax gain of $3.8 million in 2008 resulting from additional payments received from our 2007 business dispositions. In 2009, 2010 and 2011, we recorded gains on the sale of liftboats.

(3)	Other income (expense) primarily represents earnings and losses of our deferred compensation plan assets. We have a non-qualified deferred compensation plan which allows certain highly compensated employees the option to defer up to 75% of their base salary, up to 100% of their bonus, and up to 100% of the cash portion of their performance share unit compensation to the plan. Payments are made to participants based on their annual enrollment elections and plan balances. Participants earn a return on their deferred compensation that is based on hypothetical investments in certain mutual funds. The Company makes contributions that approximate the participant deferrals into various investments, principally life insurance that is invested in mutual funds similar to the participants’ hypothetical investment elections. Changes in market value of the investments and life insurance are reflected as adjustments to the deferred compensation plan asset with an offset to other income (expense).

(4)	In 2006, we recognized a loss on the early extinguishment of debt of approximately $12.6 million due to the repayment of our $200 million 8 7/8% unsecured senior notes due 2011. The loss included premiums paid, fees and expenses, as well as the write-off of the remaining unamortized debt acquisition costs associated with these notes.

(5)	Earnings (losses) from equity-method investments represent our share of the income and losses of entities which we do not control, but we have the ability to exercise significant influence over their operations. These entities include (i) SPN Resources from March 2008 when we completed our sale of a 75% interest in that entity until March 2011; (ii) Beryl Oil and Gas L.P. until we wrote-off the investment in the second quarter of 2009; (iii) DBH, LLC from October 2009 when we acquired a 24.6% membership interest as part of the restructuring of Beryl Oil and Gas L.P. and its sale to DBH until March 2011; and (iv) Dynamic Offshore Holding, LP from March 2011 when we contributed all of our equity interests in SPN Resources and DBH in exchange for a 10% limited partnership interest in Dynamic Offshore Holding.

(6)	During the second quarter of 2009, we wrote-off the remaining carrying value of our 40% interest in Beryl Oil and Gas of $36.5 million and suspended recording our share of its operating results under the equity-method of accounting as a result of its continued negative operating results, lack of viable interested buyers and unsuccessful attempts to renegotiate the terms and conditions of its loan agreements with lenders on terms that would preserve our investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

							Six Months Ended
	Year Ended December 31,						June 30,
	2006	2007	2008	2009		2010	2011

Ratio of earnings to fixed charges(1)	12.47	9.40	11.70	(0.79	)(2)	3.11	3.73

Notes

(1)	The ratio was computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, amortization of capitalized interest, distributed income of equity investees, our share of pre-tax losses of equity investees, and fixed charges less capitalized interest.

(2)	The ratio for the year ended December 31, 2009 indicates less than one-to-one coverage. The amount of this deficiency equates to $96.4 million.

THE EXCHANGE OFFER

Purpose and effect of the exchange offer

In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers, for the benefit of the holders, pursuant to which we and our subsidiary guarantors (the “guarantors”) agreed, at our cost, to:

•	as expeditiously as possible after the issuance of the outstanding notes, use our reasonable best efforts to file a registration statement (the “exchange offer registration statement”) with the SEC with respect to a registered exchange offer (the “exchange offer”) to exchange the outstanding notes for exchange notes guaranteed by the guarantors having terms identical in all material respects to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the registration rights agreement, as described below);

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

•	use our reasonable best efforts to complete the exchange offer not later than 60 days after the date on which the exchange offer registration statement is declared effective by the SEC.

After the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is given to the holders. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Under existing SEC interpretations, the exchange notes and the related guarantees generally will be freely transferable by holders other than affiliates of ours or any guarantor after the registered exchange offer without further registration under the Securities Act. See “Plan of distribution.”

Each holder that wishes to exchange its outstanding notes for exchange notes will be required to represent to the company and the guarantors in writing at the time of the consummation of the exchange offer that, among other things:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	it is not an “affiliate” of ours or the guarantors, as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is a broker-dealer, it did not acquire outstanding notes directly from us; and

•	if such holder is a broker-dealer (a “participating broker-dealer”) that will receive exchange notes for its own account in exchange for outstanding notes acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such exchange notes.

Under similar SEC interpretations, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we and the guarantors are required to use our best efforts to keep the exchange offer registration statement continuously effective for a period of up to 180 days after the date on which such statement is declared effective, or such shorter period as may be necessary to satisfy such prospectus delivery requirements.

In the event that:

•	any changes in law or the applicable interpretations of the staff of the SEC do not permit us and the guarantors to effect such exchange offer;

•	for any other reason the exchange offer is not completed by January 22, 2012;

•	any holder is prohibited by law or the applicable interpretations of the staff of the SEC from participating in the exchange offer or does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or any guarantor); or

•	the initial purchaser so requests with respect to outstanding notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

then we and the guarantors will, at our cost and subject to the terms of the registration rights agreement, (a) use our reasonable best efforts to file a registration statement (the “shelf registration statement”) covering resales of the outstanding notes or the exchange notes, as the case may be, from time to time, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as soon as practicable after such determination and (c) use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act for the period ending on the date which is one year from the issue date or such shorter period ending when all outstanding notes and/or exchange notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for which such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling outstanding notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the outstanding notes or exchange notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have such holder’s outstanding notes or exchange notes included in the shelf registration statement and to benefit from the provisions regarding Additional Interest set forth in the following paragraph.

If:

(i) the exchange offer is not completed on or prior to January 22, 2012, or a shelf registration statement, if required, is not declared effective, on or prior to January 22, 2012, or

(ii) the shelf registration statement is declared effective but thereafter ceases to be effective or the prospectus contained therein ceases to be usable, except if the shelf registration ceases to be effective or usable as specifically permitted under the registration rights agreement,

(each such event referred to in clauses (i) and (ii) a “registration default”), additional interest in the form of additional cash interest (“additional interest”) will accrue on the affected notes beginning on the day immediately following the registration default and through and including the date on which the registration default ends. The rate of additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which we will provide upon receipt of a request delivered to our address set forth elsewhere in this prospectus.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which accompanies this prospectus, we will accept any and all outstanding notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act; and

•	except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of outstanding notes under the registration rights agreement.

The exchange notes will evidence the same debt as the outstanding notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the outstanding notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of outstanding notes.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and expenses.”

Expiration date; extensions; amendments; termination

The term “expiration date” with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on December 8, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their outstanding notes.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We reserve the right, in our sole discretion,

(1) to delay accepting any outstanding notes,

(2) to extend the exchange offer,

(3) if any of the conditions set forth below under “— Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, or

(4) to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a notice thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Procedures for tendering outstanding notes

The tender by a holder of outstanding notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their outstanding notes. The procedures by which outstanding notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the outstanding notes are held.

DTC has authorized DTC participants that are beneficial owners of outstanding notes through DTC to tender their outstanding notes as if they were holders. To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “— Book-entry delivery procedures.”

Tender of outstanding notes held through a custodian

To tender effectively outstanding notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the outstanding notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s outstanding notes to effect the tender.

Tender of outstanding notes held through DTC

To tender effectively outstanding notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance.

Delivery of tendering outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the outstanding notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message), we may, at our option, reject such tender. Exchange of exchange notes for outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the outstanding notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such outstanding notes (or book-entry confirmation of the transfer of such outstanding notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such outstanding notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent’s message.

Determination of validity

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal amount greater than the principal amount of outstanding notes being tendered by such tendering holder, such unaccepted or non-exchanged outstanding notes will be credited to the appropriate account maintained by the appropriate book-entry transfer facility.

By tendering, each registered holder will represent to us that, among other things,

(a) the exchange notes to be acquired by the holder and any beneficial owner(s) of the outstanding notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

(b) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

(c) the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under “— Resale of the exchange notes; Plan of distribution,” and (y) any broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act,

(d) neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, and

(e) the holder and each beneficial owner understands, that a secondary resale transaction described in clause (c) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “— Resale of the exchange notes; Plan of distribution.”

Withdrawal of tenders

Except as otherwise provided herein, tenders of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “— Exchange agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	specify the number of the account at the book-entry transfer facility from which the outstanding notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which such outstanding notes are registered, if different from the person who tendered such outstanding notes.

Any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn outstanding notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the outstanding notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of outstanding notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of outstanding notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are retendered. Properly withdrawn outstanding notes may be retendered in accordance with the procedures described above under “— Procedures for tendering outstanding notes” at any time prior to the expiration date of the exchange offer.

Any outstanding notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the appropriate account in accordance with the book-entry transfer facility’s procedures.

Conditions to the exchange offer

The exchange offer shall not be subject to any conditions, other than that:

(1) the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

(2) the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

(3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

(4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

(5) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may:

(1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders,

(2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “— Withdrawal of tenders”), or

(3) waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered outstanding notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Consequences of failure to exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

(3) in an offshore transaction pursuant to Regulation S under the Securities Act;

(4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

(5) in reliance on another exemption from the registration requirements of the Securities Act; or

(6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Exchange agent

The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for other documents should be directed to the exchange agent addressed as follows:

By Mail or Hand:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286
Attention: William Buckley

By Facsimile:
(212) 298-1915

Confirm by
Telephone:
(212) 815-5788

Fees and expenses

The expenses of soliciting tenders pursuant to the exchange offer will be paid by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting treatment

We will record the exchange notes at the same carrying value of the outstanding notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for outstanding notes. We will amortize certain expenses incurred in connection with the issuance of the exchange notes over the respective terms of the exchange notes.

Resale of the exchange notes

For information about resale of the exchange notes, see “Plan of distribution.”

DESCRIPTION OF NOTES

The outstanding notes were, and the exchange notes will be, issued by the Issuer under an Indenture (the “Indenture”) among Issuer, Superior Energy, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee. The terms of the notes include those expressly stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture (the “Notes”).

The following description is a summary of the material provisions of the Notes and the Indenture and is qualified in its entirety by the provisions of the Notes and the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. Superior Energy will make a copy of the Indenture available to Holders and prospective investors upon request.

You can find the definitions of certain terms used in this description below under the caption “— Certain definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain definitions” have the meanings assigned to them in the Indenture. In this description, the words “Issuer,” “we,” “us,” or “our” refer only to SESI, L.L.C. and not to any of its Subsidiaries, and “Superior Energy” refers only to Superior Energy Services, Inc. and not any of its Subsidiaries.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief description of the notes and the note guarantees

The notes

The Notes:

•	are general unsecured senior obligations of Issuer;

•	are limited to an aggregate principal amount of $500.0 million, subject to our ability to issue Additional Notes;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of Issuer;

•	are senior in right of payment to any future Subordinated Obligations of Issuer;

•	are effectively subordinated to all existing and future Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness, including any borrowings under the Credit Agreement;

•	are structurally subordinated to all liabilities of any Non-Guarantor Subsidiary;

•	are unconditionally guaranteed on a senior basis by Superior Energy and the Subsidiary Guarantors; and

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

As of June 30, 2011, we had total consolidated indebtedness of approximately $1,213.0 million (including the notes and exclusive of discounts, but prior to giving effect to the redemption of the 1.5% senior exchangeable notes due 2026), none of which was secured and effectively senior to the Notes and the Note Guarantees to the extent of the value of the collateral securing such Indebtedness, and Issuer was able to incur an additional $393.1 million of borrowings under the Credit Agreement (including $6.9 million of letters of credit, which reduce availability), which could be increased by us by up to $150.0 million, subject to certain conditions, all of which would be secured. See “Risk factors — Risks related to the notes — The notes are effectively subordinated to our indebtedness and the guarantors’ guarantees under the revolving senior credit facility and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.”

The note guarantees

The Notes are jointly and severally, irrevocably, fully and unconditionally guaranteed on a senior basis by Superior Energy and each of Issuer’s and Superior Energy’s Subsidiaries that guarantee Obligations under the Credit Agreement. After the Issue Date and prior to the occurrence of an Investment Grade Rating Event, the Notes will be guaranteed by any of Issuer’s or Superior Energy’s Restricted Subsidiaries that subsequently guarantee Obligations under the Credit Agreement or other Indebtedness of the Issuer or any Guarantor. See “— Certain covenants — Future guarantors.” The Notes are not guaranteed by Superior Energy Liftboats, L.L.C., an Unrestricted Subsidiary, certain Domestic Subsidiaries that do not guarantee the revolving senior credit facility, all Foreign Subsidiaries and any other Subsidiaries that are designated as Unrestricted Subsidiaries under certain circumstances described under the caption “— Certain definitions — Unrestricted Subsidiary.”

Each Note Guarantee:

•	is a general unsecured senior obligation of such Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

•	is senior in right of payment to any future Subordinated Obligations of such Guarantor; and

•	is effectively subordinated to all existing and future Secured Indebtedness of such Guarantor to the extent of the value of the assets securing that Indebtedness, including any guarantee of Issuer’s obligations under the Credit Agreement.

Not all of the existing Subsidiaries of Issuer and Superior Energy guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Non-Guarantor Subsidiaries generated approximately $339.2 million and $15.9 million of Superior Energy’s consolidated revenues and income from operations, respectively, for the year ended December 31, 2010 and held approximately $707.7 million of Superior Energy’s consolidated assets (excluding most intercompany assets) as of December 31, 2010 and had approximately $167.9 million of total liabilities on a consolidated basis, including debt and trade payables but excluding most intercompany liabilities, all of which would be structurally senior to the Notes.

As of the date of the Indenture, all of Issuer’s and Superior Energy’s Subsidiaries, other than Superior Energy Liftboats, L.L.C., were “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiaries,” Superior Energy and Issuer will be permitted to designate certain of their Subsidiaries as “Unrestricted Subsidiaries.” Superior Energy and Issuer’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Superior Energy and Issuer’s Unrestricted Subsidiaries do not guarantee the Notes.

Principal, maturity and interest

Issuer issued $500.0 million in aggregate principal amount of Notes. Issuer may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain covenants — Limitation on indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of notes”

include any Additional Notes that are actually issued. Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on May 1, 2019.

Interest on the Notes accrues at the rate of 6.375% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2011. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Exchange offer; registration rights.” All references in the Indenture and this “Description of notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest required to be paid pursuant to the Registration Rights Agreement. Interest on overdue principal, interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. Issuer will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder has given wire transfer instructions to Issuer, Issuer will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Issuer will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Paying agent and registrar for the notes

The Trustee will initially act as Paying Agent and Registrar. Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Issuer will not be required to transfer or exchange any Note selected for redemption. Also, Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note guarantees

The Notes are guaranteed by Superior Energy and each of Issuer’s and Superior Energy’s Subsidiaries that guaranteed Obligations under the Credit Agreement on the Issue Date. After the Issue Date and prior to the occurrence of an Investment Grade Rating Event, the Notes will be guaranteed any of Issuer’s or Superior Energy’s Restricted Subsidiaries that subsequently guarantee Obligations under the Credit Agreement or other Indebtedness of the Issuer or any Guarantor. See “— Certain covenants — Future guarantors.” These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk factors — Risks related to the notes — Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment, based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists;

(2) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(3) the Successor Guarantor, if not already a Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, the Notes and its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement; and

(4) if such Subsidiary Guarantor does not continue as a Subsidiary of Issuer or Superior Energy, the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Restricted Subsidiary of Issuer or Superior Energy, if the sale or other disposition, and the application of the proceeds of such transaction, comply with the covenant described below under the caption “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock”;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Restricted Subsidiary of Issuer or Superior Energy, if the sale or other disposition, and the application of the proceeds of such transaction, comply with the covenant described below under the caption “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock”;

(3) if Issuer designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal defeasance and covenant defeasance” and “— Satisfaction and Discharge”; or

(5) upon the occurrence of an Investment Grade Rating Event, if such Subsidiary Guarantor does not have outstanding Indebtedness, and it does not guarantee Indebtedness of Issuer, Superior Energy or any other Guarantor, in each case in excess of a De Minimis Amount.

See “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock.”

Superior Energy will be released from its obligations under the Indenture and its Note Guarantee only in connection with any legal defeasance or satisfaction and discharge of the Notes.

Optional redemption

At any time prior to May 1, 2014, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture (excluding Notes held by Superior Energy and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at Issuer’s option prior to May 1, 2015.

On or after May 1, 2015, Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to but excluding the applicable redemption date (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage

2015	103.188%
2016	101.594%
2017 and thereafter	100.000%

At any time prior to May 1, 2015, Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. The redemption price shall be determined by the Issuer.

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory redemption; Offers to purchase; Open market purchases

Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Issuer may be required to offer to purchase the Notes as described under the captions “— Repurchase at the option of holders — Change of control” and “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock.” Issuer may at any time and from time to time purchase Notes in the open market or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and notice of redemption

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis (to the extent practicable), by lot or by such similar method in accordance with the procedures of DTC. No Note of $2,000 in original principal amount or less will be redeemed in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

For Notes that are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution of the aforementioned mailing.

Repurchase at the option of holders

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Section 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Superior Energy or Issuer;

(2) individuals who on the Issue Date constituted the Board of Directors of Superior Energy together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Superior Energy, as the case may be, was approved by a vote of majority of the directors of Superior Energy then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of either Issuer or Superior Energy;

(4) the merger or consolidation of Issuer or Superior Energy, as the case may be, with or into another Person or the merger of another Person with or into Issuer or Superior Energy, as the case may be, other than a transaction following which, in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of Issuer or Superior Energy, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction; or

(5) the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole, as the case may be (in each case, determined on a consolidated basis) to another Person.

Within 30 days following any Change of Control, Issuer will mail a notice to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(4) the instructions, as determined by us, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “— Optional redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Credit Agreement prohibits, and future credit agreements or other agreements to which Issuer becomes a party may prohibit or limit, Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when Issuer is prohibited from purchasing the Notes, Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, Issuer will remain prohibited from purchasing the Notes. In such case, Issuer’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture.

The Credit Agreement does, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Credit Agreement, we could seek a waiver of such default or seek to refinance our Credit Agreement. In the event we do not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under our Credit Agreement being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk factors — Risks related to the notes — We may not be able to repurchase the notes upon a change of control.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Superior Energy and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Superior Energy and the initial purchasers. Neither Superior Energy nor Issuer has any present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, Superior Energy or Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain covenants — Limitation on indebtedness” and “— Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of the properties or assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Limitation on sales of assets and subsidiary stock

Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) as determined in good faith by the Board of Directors of Superior Energy, an Officer of Superior Energy, an Officer of the Issuer or an Officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision, of the shares and assets subject to such Asset Disposition;

(2) in the case of an Asset Disposition for consideration exceeding $40.0 million, the fair market value is determined, in good faith, by the Board of Directors of Superior Energy, and evidenced by a resolution of the Board of Directors of Superior Energy set forth in an Officer’s Certificate delivered to the Trustee;

(3) either (a) at least 75% of the consideration thereof received by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Temporary Cash Investments or (b) the fair market value (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value) of all forms of consideration other than cash or Temporary Cash Investments received for all Asset Dispositions since the Issue Date does not exceed in the aggregate an amount equal to 10% of Consolidated Tangible Assets at the time each determination is made; and

(4) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, within 365 days after its receipt, at its option:

(a) to repay Secured Indebtedness under a Debt Facility;

(b) to acquire Additional Assets or to make capital expenditures in a Related Business; and

(c) to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b), to make an offer to the Holders of the Notes (and to holders of other Indebtedness of Issuer that is pari passu with the Notes) to purchase Notes (and such other Indebtedness of Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (a) or (c) above, Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or used to reduce loans outstanding under any revolving credit facility existing under a Debt Facility.

For the purposes of this covenant, the following are deemed to be cash or Temporary Cash Investments: (i) the assumption of Obligations of Superior Energy, Issuer or any Restricted Subsidiary (other than any of their Subordinated Obligations) and the release of Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, from all liability on such Obligations in connection with such Asset Disposition, (ii) any securities received by Issuer or any Restricted Subsidiary from the transferee that are promptly converted by Issuer or such Restricted Subsidiary into cash within 180 days after the receipt thereof (to the extent of cash received) and (iii) any Designated Noncash Consideration received by Superior Energy, Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 1.5% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

The requirement of clause (4) of the first paragraph of this “Limitation on sales of assets and subsidiary stock” covenant shall be deemed to be satisfied if an agreement (including a lease) committing to make the acquisitions or expenditures referred to therein is entered into by Superior Energy, Issuer or a Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in clauses 4(a) or 4(b) of the first paragraph of this covenant within the time period set forth therein will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, Issuer will make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required under the terms of outstanding pari passu Indebtedness of Issuer, to the holders of such outstanding pari passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and such other pari passu Indebtedness of Issuer in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof at a purchase price of 100% of their principal amount (or, in the event such other pari passu Indebtedness of Issuer was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest and Additional Interest (or, in respect of such other pari passu Indebtedness of Issuer, such lesser price, if any, as may be provided for by the terms of such Indebtedness of Issuer) to but excluding the purchase date, in accordance with the procedures set forth in the Indenture. Issuer may satisfy the foregoing obligations with respect to such Net Available Cash from an Asset Disposition by making an offer with respect to such Net Available Cash prior to the expiration of the application period.

To the extent that the aggregate amount of Notes and such pari passu Indebtedness tendered pursuant to an Asset Disposition Offer is less than the Excess Proceeds, Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes or the pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee or the applicable Registrar shall select the Notes and Issuer or agent for such pari passu Indebtedness shall select such pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount (or accreted value) of the Notes or such pari passu Indebtedness tendered. Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Each of Superior Energy and Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, each of Superior Energy and Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations. Upon the occurrence of an Investment Grade Rating Event, the Asset Disposition provisions described under this caption will cease to apply to Issuer and will no longer have effect.

Certain covenants

Termination of covenants when notes rated investment grade

The Indenture contains covenants including, among others, those summarized below. From and after the occurrence of an Investment Grade Rating Event, each of the covenants described below (except for the covenant described above under “— Repurchase at the option of holders — Change of control,” clause (a) of each of the paragraph (1) and (2) of the covenant under the caption “— Merger and consolidation” and the covenant described under the caption “— SEC reports”), together with the Asset Disposition provision described above under the caption “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock,” and clause (8) of the first paragraph under the caption “— Defaults,” will cease to apply to each of Superior Energy, Issuer and their Restricted Subsidiaries, as the case may be, and will no longer have effect. Instead, the remaining covenants enumerated above and the covenant described below under the caption “— Investment Grade Covenant” will apply to Superior Energy and Issuer and become effective upon the occurrence of such an Investment Grade Rating Event. For the avoidance of doubt, such covenants and provisions shall not be reinstated even if the Notes are subsequently assigned a rating below an Investment Grade Rating by either or both Rating Agencies.

Limitation on indebtedness

(1) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Superior Energy, Issuer and any Subsidiary Guarantor may Incur Indebtedness if, the Consolidated Coverage Ratio for the most recently ended four fiscal quarters for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence would have exceeded 2.0 to 1 and no Default would have occurred and be continuing, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four quarter period.

(2) Notwithstanding the foregoing paragraph (1), so long as no Default has occurred and is continuing, Superior Energy, Issuer and their Restricted Subsidiaries may Incur, to the extent provided below, the following Indebtedness:

(a) Indebtedness Incurred by Superior Energy, Issuer and any Subsidiary Guarantor under Debt Facilities; provided, however, that after giving effect to such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) (with letters of credit and bankers’ acceptances, if any, being deemed to have a principal amount equal to the maximum potential liability of Issuer thereunder) and then outstanding does not exceed the greater of (A) $600.0 million and (B) the amount equal to 27.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence;

(b) the incurrence by Superior Energy, Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among Superior Energy, Issuer or any Restricted Subsidiary; provided, however, that:

(i) if Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes;

(ii) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Note Guarantee of such Guarantor; and

(iii) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Superior Energy, Issuer or any Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not Superior Energy, Issuer or any Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b);

(c) Indebtedness consisting of the Notes and the related Note Guarantees to be issued on the date of the Indenture and any Exchange Notes (including any Note Guarantee thereof);

(d) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (a), (b) or (c) of this paragraph (2));

(e) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Superior Energy or Issuer, as the case may be (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Superior Energy or Issuer, as the case may be); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (1) Issuer would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (1) of this covenant; or (2) the Consolidated Coverage Ratio is higher than immediately prior to such acquisition;

(f) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (1) or pursuant to clause (c), (d) or (e) of this paragraph (2) or this clause (f); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (e) of this paragraph (2), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(g) Hedging Obligations entered into in the ordinary course of business of Superior Energy, Issuer or any Restricted Subsidiary and not for speculative purposes;

(h) Indebtedness incurred solely in respect of banker’s acceptances, letters of credit, performance and surety bonds, insurance contracts and completion guarantees and other reimbursement obligations (to the extent that such incurrence does not result in the Incurrence of any obligation for the payment of borrowed money of others), in each case Incurred in the ordinary course of business;

(i) the incurrence by Superior Energy, Issuer or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the acquisition or cost of design, construction, installation, improvement or the carrying cost of assets used in the business of Superior Energy, Issuer or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (i), not to exceed the greater of (A) $100.0 million or (B) 4.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency) at any time outstanding;

(j) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

(k) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(l) the guarantee by Issuer or any of the Guarantors of Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or the relevant Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(m) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (m), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed the greater of (A) $100.0 million and (B) the amount equal to 20% of Foreign Subsidiary Total Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and

(n) Indebtedness of Superior Energy, Issuer and any Restricted Subsidiary in an aggregate principal amount which, together with all other Indebtedness of such Persons outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (a) through (m) of this paragraph (2) or paragraph (1) of this covenant) does not exceed $75.0 million.

(3) Notwithstanding the foregoing, each of Superior Energy and Issuer will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (2) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Superior Energy, Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the relevant Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

(4) Each of Superior Energy and Issuer will not, and will not permit any Subsidiary Guarantor to Incur any Indebtedness (including indebtedness permitted to be incurred by paragraph (2) of this covenant) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(5) For purposes of determining compliance with this “Limitation on indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (a) through (n) of paragraph (2) of this covenant, or is entitled to be incurred pursuant to paragraph (l) of this covenant, Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement after giving effect to the application of the proceeds from the issuance of the Notes, and all Indebtedness (or the portion thereof) Incurred under clause (a) of paragraph (2) of this covenant shall be deemed Incurred under clause (a) of paragraph (2) of this covenant and not paragraph (1) or clause (d) of paragraph (2) of this covenant and may not later be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Superior Energy, Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(6) The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the fair market value of such assets at the date of determination; and

(ii) the amount of the Indebtedness of the other Person.

Limitation on restricted payments

(1) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Superior Energy, Issuer or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom);

(b) Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on indebtedness;” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments since May 2, 2001 would exceed the sum of (without duplication):

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2001 to the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds received by Superior Energy from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to May 2, 2001 (other than an issuance or sale to any of its Subsidiaries and other than an issuance or sale to an employee stock ownership plan or to a trust established by Superior Energy or any of its Subsidiaries for the benefit of their employees) or the fair market value of the consideration (if other than cash) from such issue or sale of Capital Stock and 100% of any capital cash contribution received by Superior Energy from its stockholders subsequent to May 2, 2001; plus

(iii) the amount by which Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary is reduced on Superior Energy’s consolidated balance sheet upon the conversion or exchange (other than by any Subsidiary of Superior Energy) subsequent to the Issue Date of any Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock and other than the Existing Exchangeable Securities) of Superior Energy (less the amount of any cash, or the fair market value of any other property, distributed by Superior Energy upon such conversion or exchange); plus

(iv) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by Superior Energy, Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment, proceeds representing the return of capital (excluding dividends and returns that would be included in the calculation of Consolidated Net Income), in each case received by Superior Energy, Issuer or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

Issuer estimates that as of June 30, 2011, the amounts in clause (c)(i) through (c)(iv) above was approximately $590.3 million.

(2) The provisions of the foregoing paragraph (1) will not prohibit:

(a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock, Disqualified Stock or Subordinated Obligations made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of Superior Energy (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Superior Energy or an employee stock ownership plan or to a trust established by Superior Energy, Issuer or any Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent capital cash contribution received by Superior Energy from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital cash contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (c)(ii) of paragraph (1) above;

(b) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness which is permitted to be Incurred pursuant to the covenant described under “— Limitation on indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(c) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Issuer, Superior Energy or any Restricted Subsidiary made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Disqualified Stock of Issuer, Superior Energy or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be incurred pursuant to the covenant described under “— Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(d) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(e) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Superior Energy or any of its Subsidiaries, other than an Unrestricted Subsidiary, from employees, former employees, directors or former directors of Superior Energy or any of its Subsidiaries, other than an Unrestricted Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Superior Energy under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (i) $5.0 million in any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $5.0 million in any calendar year), (ii) the aggregate Net Cash Proceeds received during such period from the Issuance of Capital Stock (other than Disqualified Stock) of Superior Energy pursuant to such agreements or plans, in each case to existing or former employees or members of management of Superior Energy or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from the calculation of amounts under clause (c)(ii) of paragraph (1) above), and (iii) the cash proceeds of key man life insurance policies received by Issuer, Superior Energy or their Restricted Subsidiaries after the Issue Date; provided, further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(f) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “— Repurchase at the option of holders — Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided further, however, that such purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value shall be included in the calculation of the amount of Restricted Payments;

(g) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Superior Energy or any of its Subsidiaries issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(h) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Superior Energy or any of its Subsidiaries; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments;

(i) repurchase of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(j) redemption of the Existing Exchangeable Securities in accordance with the indenture governing such Indebtedness provided, however, that such redemption shall be excluded in the calculation of the amount of Restricted Payments;

(k) other Restricted Payments in an aggregate amount not to exceed the greater of (A) $70.0 million and (B) the amount equal to 3.0% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Restricted Payments; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments, when made and in the amount so made, shall thereafter be included in the calculation of the amount of Restricted Payments; and

(l) any payment of cash by Superior Energy, Issuer or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Superior Energy whose resolution with respect thereto will be delivered to the Trustee.

Limitation on restrictions on distributions from restricted subsidiaries

Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to Superior Energy, Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b) make any loans or advances to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Superior Energy, Issuer or any Restricted Subsidiary to other Indebtedness Incurred by Superior Energy, Issuer or any of their Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(c) sell, lease or transfer any of its property or assets to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including any such Debt Facility and the Notes, the Exchange Notes and the Indenture;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Superior Energy or Issuer, as the case may be (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Issuer), and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of Superior Energy, Issuer or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(6) provisions limiting the disposition or distribution of assets or property in joint venture agreements, limited liability agreements, joint operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(7) restrictions imposed by customers on cash or other amounts deposited by them pursuant to contracts entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(9) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over Superior Energy, Issuer or such Restricted Subsidiary;

(10) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of Superior Energy, Issuer and their Restricted Subsidiaries to realize the value of, property or assets of Issuer or any Restricted Subsidiary in any manner material to Superior Energy, Issuer or any Restricted Subsidiary;

(11) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the Indenture from time to time;

(12) encumbrances or restrictions contained in agreements related to Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenant described above under the caption “— Limitation on indebtedness” and any corresponding Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(13) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with “— Limitation on indebtedness” that, in the good faith judgment of Senior Management, are not more restrictive, taken as a whole, than those applicable to the Issuer or Superior Energy in the Indenture or the Credit Agreement on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to the Issuer) or (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on indebtedness”; provided that with respect to clause (y), such encumbrances or restrictions will not materially affect Issuer’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment Senior Management).

Superior Energy will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on its ability to (a) make capital contributions or other Investments in Issuer or any Restricted Subsidiary or pay any Indebtedness owed to Issuer or any Restricted Subsidiary, (b) make any loans or advances to Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to Issuer or any Restricted Subsidiary, except:

(1) any encumbrance or restriction pursuant to any Debt Facilities and any agreement in effect at or entered into on the Issue Date; and

(2) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in the immediately preceding clause (1) of this covenant or this clause (2) or contained in any amendment to an agreement referred to in the immediately preceding clause (1) of this covenant of this clause (2); provided, however, that the encumbrances and restrictions with respect to Superior Energy contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to Superior Energy contained in such predecessor agreements.

Limitation on affiliate transactions

(1) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Issuer or Superior Energy (an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1 million unless:

(a) the terms of the Affiliate Transaction are no less favorable to Superior Energy, Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(b) The Issuer delivers to the trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $20 million but equal to or less than $40 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, a resolution of the Board of Directors of Superior Energy set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors.

(2) The provisions of the preceding paragraph (a) will not prohibit:

(a) a Restricted Payment or Permitted Investment, in each case permitted to be made pursuant to the covenant described under “— Limitation on restricted payments”;

(b) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan entered into by Superior Energy, Issuer or any Restricted Subsidiary in the ordinary course of business;

(c) loans or advances to officers, directors and employees for moving, entertainment and travel expense, drawing accounts and similar expenditures for other business purposes, in each case, in the ordinary course of business of Superior Energy, Issuer or any of their Restricted Subsidiaries;

(d) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including health and life insurance plans, deferred compensation plans and retirement or savings and similar plans;

(e) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management (except to the extent the arrangement is valued in excess of $40.0 million, in which case, in the good faith judgment of the Board of Directors of Superior Energy), when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(f) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Superior Energy, Issuer and their Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of Senior Management (except to the extent the arrangement is valued in excess of $40.0 million, in which case, in the reasonable determination of the Board of Directors of Superior Energy), such transactions are on terms that are no less favorable to Superior Energy, Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by Superior Energy, Issuer or such Restricted Subsidiary with an unrelated Person;

(g) any transaction with a Restricted Subsidiary or joint venture or similar entity (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because Superior Energy, Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(h) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of Superior Energy, Issuer or any Restricted Subsidiary, to the extent such fees and compensation are reasonable and customary;

(i) any Affiliate Transaction between Issuer and a Restricted Subsidiary or between Restricted Subsidiaries;

(j) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Superior Energy; and

(k) transactions where the rates or charges involved, and related terms of payment, are determined by competitive bids and the interest of the Affiliate arises solely from such Person’s status as a non-employee member of the Board of Directors of Superior Energy and which otherwise comply with clauses (a) and (b), as applicable, of the preceding paragraph (1).

Limitation on liens

Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien securing any Indebtedness of any kind except for Permitted Liens of any nature whatsoever on any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien is securing Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger and consolidation

(1) Issuer shall not, and Superior Energy shall not permit Issuer to, consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(a) Issuer shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(b) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(c) immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (1) of the covenant described under “— Limitation on indebtedness” or (b) the Consolidated Coverage Ratio of the Successor Company will be greater than the Consolidated Coverage Ratio of Issuer and its Subsidiaries immediately prior to such transaction; and

(d) Issuer shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (c) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Issuer or (B) if determined in good faith by the Board of Directors of Superior Energy (as evidenced by a resolution of such board), Issuer merging with an Affiliate of Issuer solely for the purpose and with the sole effect of reorganizing Issuer in another jurisdiction, provided the surviving entity will assume all the obligations of Issuer under the Notes, the Indenture, and the Registration Rights Agreement.

In addition, Issuer shall not, and Superior Energy shall not permit Issuer to, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

The Successor Company will be the successor to Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, Issuer under the Indenture, but such Issuer in the case of a conveyance or transfer shall not be released from the obligation to pay the principal, interest and Additional Interest, if any, on the Notes.

(2) Superior Energy will not consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(a) Superior Energy shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Superior Energy) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Superior Energy under its Note Guarantee, the Indenture and the Registration Rights Agreement;

(b) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(c) immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (1) of the covenant described under “— Limitation on indebtedness” or (b) the Consolidated Coverage Ratio of the Successor Company will be greater than the Consolidated Coverage Ratio of Superior Energy and its Subsidiaries immediately prior to such transaction; and

(d) Superior Energy shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (c) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Superior Energy or (B) if determined in good faith by the Board of Directors of Superior Energy (as evidenced by a resolution of such board), Superior Energy merging with an Affiliate of Superior Energy solely for the purpose and with the sole effect of reorganizing Superior Energy in another jurisdiction, provided the surviving entity will assume all the obligations of Superior Energy under its Note Guarantee, the Indenture, and the Registration Rights Agreement.

In addition, Superior Energy will not directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Future guarantors

Superior Energy and the Issuer will cause each Restricted Subsidiary that becomes a borrower under the Credit Agreement or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Credit Agreement or any other Indebtedness of Issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other Obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Credit Agreement and the Existing Notes) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Subsidiary under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “— Note guarantees.”

Payments for consent

Issuer will not and Superior Energy will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers,” and consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Superior Energy will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Superior Energy were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Superior Energy were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Superior Energy’s consolidated financial statements by Superior Energy’s certified independent accountants. In addition, Superior Energy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Superior Energy is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Superior Energy will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Superior Energy will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Superior Energy’s filings for any reason, Superior Energy will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Superior Energy were required to file those reports with the SEC.

In addition, Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time it they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Investment grade covenant

Upon the occurrence of an Investment Grade Rating Event, the covenant described below will apply to Superior Energy, Issuer and their Subsidiaries and become effective upon the occurrence of such an Investment Grade Rating Event.

Secured indebtedness

(a) If Superior Energy, Issuer or any Subsidiary incurs any Secured Indebtedness (other than Investment Grading Rating Event Permitted Liens), Superior Energy, Issuer or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien; or

(b) if any Non-Guarantor Subsidiary Incurs or Guarantees any Indebtedness of any kind (with the exception of the Incurrence of Indebtedness (other than a Guarantee of Indebtedness of Superior Energy, the Issuer or a Domestic Subsidiary) by a Foreign Subsidiary), such Subsidiary will guarantee the Notes on a full and unconditional senior basis, unless, in the case of clause (a), the aggregate amount of all Secured Indebtedness and the Attributable Debt of all Sale/Leaseback Transactions and, in the case of clause (b), Indebtedness so Incurred or Guaranteed by a Non-Guarantor Subsidiary would not exceed, in the aggregate, 12.5% of Consolidated Tangible Assets (such calculation to exclude from the numerator any Indebtedness secured by Investment Grade Event Permitted Liens).

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise;

(3) the failure by Issuer or Superior Energy to comply with its obligation under “— Certain covenants — Merger and consolidation” above;

(4) the failure by Issuer or Superior Energy to comply for 30 days after notice with any of its obligations in the covenants described above under “— Certain covenants — Merger and consolidation” and “— Repurchase at the option of holders — Change of control” (other than a failure to purchase the Notes);

(5) the failure by Superior Energy, Issuer or a Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Superior Energy, Issuer or any of their Restricted Subsidiaries (or the payment of which is guaranteed by Superior Energy, Issuer or any of their Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more (the “Cross Acceleration Provision”), provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by Superior Energy or the Issuer of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (6);

(7) certain events of bankruptcy or insolvency described in the Indenture with respect to Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary (the “Bankruptcy Provisions”);

(8) any judgment or decree for the payment of money in excess of $30.0 million (excluding amounts covered by reputable and creditworthy insurance companies) is entered against Issuer, Superior Energy or a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, remains outstanding for a period for 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “Judgment Default Provision”); or

(9) a Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Note Guarantee), or Superior Energy or a Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee.

However, a default under clauses (4), (5), (8) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify Issuer, Superior Energy or the relevant Restricted Subsidiary, as the case may be, of the default and Issuer, Superior Energy or the relevant Restricted Subsidiary, as the case may be, does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest and Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, interest and Additional Interest, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Issuer, Superior Energy or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary occurs and is continuing, the principal of, interest and Additional Interest, if any, on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest and Additional Interest, if any, when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it obtains such knowledge. Except in the case of a Default in the payment of principal of, interest or Additional Interest, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes.

No personal liability of directors, officers, employees and stockholders

No director, officer, manager, employee, incorporator, organizer, stockholder or member of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3) to provide for the assumption of Issuer’s or a Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Legal defeasance and covenant defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Disposition Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Defaults” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6) Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Issuer with the intent of preferring the Holders over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others; and

(7) Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(3) Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the Trustee becomes a creditor of Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Superior Energy Services, Inc., 601 Poydras Street, Suite 2400, New Orleans, LA 70130, Attention: Corporate Secretary.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing, provided that notices to the Trustee shall be deemed received only upon actual receipt. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Assets” means any (1) property or assets (other than Indebtedness, Capital Stock and working capital assets) used or useful in a Related Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Superior Energy, Issuer or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) and (3) above is primarily engaged in a Related Business.

“Additional Interest” any and all additional interest payable in accordance with the Registration Rights Agreement with respect to the Notes.

“Affiliate” of any specified Person means (1) any other Person, directly or indirectly, controlling or controlled by, or (2) under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain covenants — Limitation on restricted payments,” “— Certain covenants — Limitation on affiliate transactions” and “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Superior Energy or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Affiliate Transaction” has the meaning set forth above under the caption “— Certain covenants — Limitation on affiliate transactions.”

“Applicable Premium” means, as determined by the Issuer, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2015, (such redemption price being set forth in the table appearing above under the caption “— Optional redemption”) plus (ii) all required interest payments due on the Note through May 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then-outstanding principal amount of the Note, if greater.

“Asset Disposition” means any sale, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Superior Energy, Issuer or any Restricted Subsidiary, including any disposition by means of a sale and leaseback or a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Issuer or a Restricted Subsidiary), (2) all or substantially all the assets or rights of any division or line of business of Superior Energy, Issuer or any Restricted Subsidiary or (3) any other assets or rights of Superior Energy, Issuer or any Restricted Subsidiary outside of the ordinary course of business of Superior Energy, Issuer or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above, (A) a disposition by a Restricted Subsidiary to Superior Energy or Issuer or by Superior Energy, Issuer or a Restricted Subsidiary to a Wholly Owned Subsidiary, (B) for purposes of the covenant described under “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain covenants — Limitation on restricted payments” or a Permitted Investment, (C) the trade or exchange by Superior Energy, Issuer or any Restricted Subsidiary of any assets for any similar assets of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property received by Superior Energy, Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors of Superior Energy, an Officer of Superior Energy or an Officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the property (including any cash or cash equivalents) so traded or exchanged, (D) the creation of a Lien, (E) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (F) the trade, sale, exchange or other disposition of inventory or obsolete assets in the ordinary course of business, (G) the disposition of assets received in settlement of debts accrued in the ordinary course of business, and (H) a disposition of assets in any single transaction or a series of related transaction that involve assets with a fair market value of less than $20.0 million ; provided further, however, that the sale, transfer or other disposition of all or substantially all of the assets or rights of Superior Energy, Issuer and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the option of holders — Change of control” and “— Certain covenants — Merger and consolidation” and not by the provisions of the Indenture described above under the caption “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock.”

“Asset Disposition Offer” has the meaning set forth above under the caption “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock.”

“Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Provisions” has the meaning set forth above under the caption “— Defaults.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” has the meaning set forth above under the caption “— Repurchase at the option of holders — Change of control.”

“Change of Control Offer” has the meaning set forth above under the caption “— Repurchase at the option of holders — Change of control.”

“Change of Control Payment” has the meaning set forth above under the caption “— Repurchase at the option of holders — Change of control.”

“Change of Control Payment Date” has the meaning set forth above under the caption “— Repurchase at the option of holders — Change of control.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which the consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if Superior Energy, Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2) if Superior Energy, Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility existing under a Debt Facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and if Issuer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period Superior Energy, Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Superior Energy, Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period Superior Energy, Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period; and

(6) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date, and thereafter, as in effect from time to time.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be (x) made in good faith by a responsible financial or accounting officer of Superior Energy (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Asset Disposition, Investment or acquisition of assets which is being given pro forma effect that have been or are reasonably expected to be realized within 12 months of such transaction) or (y) determined in accordance with Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date, and thereafter, as in effect from time to time. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of Superior Energy, Issuer and their Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Superior Energy, Issuer or any Restricted Subsidiary, without duplication:

(1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expenses;

(5) commission, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to, and other net costs associated with, Hedging Obligations (including amortization of fees);

(7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Issuer or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Issuer of such Preferred Stock);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Superior Energy, Issuer or any of their Restricted Subsidiaries; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Superior Energy or Issuer) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of Superior Energy, Issuer and their consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income to the extent included in computing such net income (without duplication):

(1) any net income of any Person (other than Issuer) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clauses (3), (5) and (7) below, Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Superior Energy, Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (B) Superior Energy’s or Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “— Certain covenants — Limitations on restricted payments,” any net income of any Restricted Subsidiary to the extent that, directly or indirectly, the declaration or payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to Issuer or Superior Energy, of that net income (or loss) is not at the date of determination permitted without prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents and all agreements (other than those agreements permitted by clauses (1), (2), (3), (5) and (6) of the “— Certain covenants — Limitation on restrictions on distributions from restricted subsidiaries” covenant) except that Superior Energy’s or Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any gain (or loss) realized upon the sale or other disposition of any assets of Superior Energy, Issuer or their consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) effects of adjustments (including the effects of such adjustments pushed down to Superior Energy, Issuer and their Restricted Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes;

(5) any unrealized non-cash gains or losses in respect of Hedging Obligations (including those under Accounting Standards Codification 815);

(6) extraordinary gains or losses;

(7) any non-cash compensation charges in connection with stock options, restricted stock grants and similar employee benefit plans;

(8) impairment charges relating to Investments that were treated as Restricted Payments; and

(9) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain covenants — Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to Superior Energy, Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (1)(c)(iv) thereof.

“Consolidated Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Superior Energy, Issuer and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent otherwise included, the amounts of:

(1) minority interests in such consolidated Subsidiaries held by Persons other than Superior Energy, Issuer or a Restricted Subsidiary;

(2) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Indebtedness or Capital Stock; and

(3) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Convertible Notes” means Indebtedness of Superior Energy that is optionally convertible into Common Stock of Superior Energy (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of Superior Energy (including the Issuer) that is optionally exchangeable for Common Stock of Superior Energy (and/or cash based on the value of such Common Stock).

“Covenant Defeasance” has the meaning set forth above under the caption “— Legal defeasance and covenant defeasance.”

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated May 29, 2009 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto, as amended by First Amendment to Second Amended and Restated Credit Agreement dated July 20, 2010 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto and the Second Amendment to Second Amended and Restated Credit Agreement dated April 20, 2011 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto, providing for up to $550.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Cross Acceleration Provision” has the meaning set forth above under the caption “— Defaults.”

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“De Minimis Amount” means a principal amount of Indebtedness that does not exceed $5 million.

“Debt Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Superior Energy, Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock” and “— Repurchase at the option of holders — Change of control” and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of Superior Energy, Issuer and their consolidated Restricted Subsidiaries; plus

(2) Consolidated Interest Expense; plus

(3) depreciation, depletion, accretion and amortization expense of Superior Energy, Issuer and their consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); plus

(4) all other non-cash charges of Superior Energy, Issuer and their consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); plus

(5) the amount of any restructuring charge or reserve, integration cost or cost associated with establishing new facilities that is certified by the chief financial officer of Superior Energy and deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of all charges, expenses, costs and losses added back under this clause (5) in the aggregate in any consecutive four-quarter period will not exceed $10.0 million in the aggregate; plus

(6) consolidated amortization expense or impairment charges of Superior Energy, Issuer and their consolidated Restricted Subsidiaries recorded in connection with the application of Accounting Standards Codification No. 350, “Goodwill and Other Intangibles” and Accounting Standards Codification No. 360, “Accounting for the Impairment or Disposal of Long Lived Assets”; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case for such period.

Notwithstanding the foregoing, clauses (1) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) through

(7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer and Superior Energy by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Excess Proceeds” has the meaning set forth above under the caption “— Repurchase at the option of holders — Limitation on sales of assets and subsidiary stock.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of Issuer issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the outstanding Notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Exchangeable Securities” means Issuer’s 1.50% senior exchangeable Notes due 2026.

“Existing Notes” means the Issuer’s 6 7/8% senior notes due 2014.

“Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries that are not Guarantors, on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of Superior Energy or such other Person as may be expressly stated.

“Foreign Subsidiary Total Tangible Assets” means Foreign Subsidiary Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Foreign Subsidiaries that are not Guarantors and after deducting therefrom, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the Foreign Subsidiaries;

(2) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Indebtedness or Capital Stock; and

(3) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect on the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantor” means Superior Energy and each Restricted Subsidiary that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of Superior Energy or such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary or Superior Energy ceases to be a Guarantor.

“Hedging Agreement” means any oil and natural gas hedging agreement and any other agreement or arrangement designed to protect Superior Energy, Issuer or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Hedging Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) any net Hedging Obligations of such Person;

if and to the extent any of the preceding items (other than the items described in the preceding clauses (4), (6), (7) and (8)) would appear on the liability side of a balance sheet of the specified Person prepared in accordance with GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Indebtedness shall not include obligations of any Person resulting from its endorsement of negotiable instruments for collection in the ordinary course of business. For the avoidance of doubt, obligations of any Person under a Permitted Bond Hedge or a Permitted Warrant shall not be deemed to be “Indebtedness.”

“Indenture” has the meaning set forth above in the initial paragraph under the heading “Description of the Notes.”

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain covenants — Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to Superior Energy’s or Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Superior Energy or Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Superior Energy or Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Superior Energy’s or Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Superior Energy’s or Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Superior Energy.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the Notes are assigned an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default has occurred and is continuing.

“Investment Grade Rating Event Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Carriers’, operator’s, warehousemen’s , repairmen, mechanics’ and other similar Liens arising in the ordinary course of business;

(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(4) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar instruments incurred in the ordinary course of its business;

(5) Liens in favor of collecting or payor banks having a right or setoff, revocation, refund or chargeback;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or the proceeds or products of such property, plant or equipment), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion or construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing upon the occurrence of an Investment Grade Rating Event;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12) Liens securing Hedging Obligations in each case incurred in the ordinary course of business and not for speculative purposes;

(13) Liens on Superior Energy’s, Issuer’s or a Restricted Subsidiary’s Investment in another Person securing Indebtedness of that Person as long as any such Indebtedness is not assumed or otherwise guaranteed by Superior Energy, Issuer or any Restricted Subsidiary; and

(14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (10) or (13); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (10) or (13) at the time the original Lien became an Investment Grade Event Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Issue Date” means April 27, 2011.

“Judgment Default Provision” has the meaning set forth above under the caption “— Defaults.”

“Legal Defeasance” has the meaning set forth above under the caption “— Legal defeasance and covenant defeasance.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement;

(3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(5) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Superior Energy, Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which none of Issuer, Superior Energy, or any Restricted Subsidiary (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) beyond pledging its interest in the Unrestricted Subsidiary or (B) is directly or indirectly liable (subject to customary exceptions such as indemnifications for collection costs in pledge or security agreements, environmental and title matters and fraud) for payment on or in respect of such Indebtedness beyond its interest in the Unrestricted Subsidiary;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both)

any holder of any other Indebtedness of Issuer, Superior Energy or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer, Superior Energy or any Restricted Subsidiary.

“Notes” means collectively the outstanding Notes and the Exchange Notes.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuer’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person or, in the event that such Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Issuer or any Subsidiary of Issuer.

“Permitted Bond Hedge” means any call options or capped call options referencing Superior Energy’s Common Stock purchased by Superior Energy concurrently with the issuance of Convertible Notes to hedge the Superior Energy’s or any Subsidiary issuer’s (including Issuer) obligations under such Indebtedness.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is customary in, the oil and gas business as means of actively exploiting, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including: ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

“Permitted Investment” means an Investment by Superior Energy, Issuer or any Restricted Subsidiary in:

(1) Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Issuer or a Restricted Subsidiary; provided, however, that such person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionaire trade terms as Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Issuer or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(8) Hedging Obligations;

(9) Permitted Business Investments in an aggregate amount not to exceed the greater of (A) $100.0 million and (B) an amount equal to 5.0% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy have been provided to the Holders pursuant to the Indenture prior to the date of the Permitted Business Investment;

(10) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business, including obligations under master service and charter agreements, oil and natural gas exploration, development, joint operating, and related agreements;

(11) any Person to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Repurchase at option of holders — Limitation on sales of assets and subsidiary stock;”

(12) Investments existing on the Issue Date;

(13) Guarantees issued in accordance with “— Certain covenants — Limitation on indebtedness”;

(14) other Investments to the extent paid for with Common Stock of Superior Energy;

(15) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from an Asset Disposition or disposition of assets that does not constitute an Asset Disposition; and

(16) Investments by means of any payment of cash by Superior Energy or any Subsidiary issuer (including Issuer) upon conversion or exchange of any Convertible Notes, and Investments in any Permitted Bond Hedge.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) carriers’, operator’s, warehousemen’s , repairmen, mechanics’ and other similar Liens arising in the ordinary course of business;

(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(4) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar instruments incurred in the ordinary course of its business;

(5) Liens in favor of collecting or payor banks having a right or setoff, revocation, refund or chargeback;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or the proceeds or products of such property, plant or equipment), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion or construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens to secure Indebtedness permitted under the provisions described in clauses (a), (i), (m) and (n) of paragraph (2) under “— Certain covenants — Limitation on indebtedness” and Guarantees of such Indebtedness, to the extent permitted by clause (l) of paragraph (2) under “— Certain covenants — Limitation on indebtedness;”

(9) Liens existing on the Issue Date (other than Liens securing Obligations under the Credit Agreement);

(10) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(13) Liens securing Hedging Obligations in each case incurred in the ordinary course of business and not for speculative purposes;

(14) Liens on Superior Energy’s, Issuer’s or a Restricted Subsidiary’s Investment in another Person securing Indebtedness of that Person as long as any such Indebtedness is not assumed or otherwise guaranteed by Superior Energy, Issuer or any Restricted Subsidiary; and

(14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9), (10), (11) or (14); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (9), (10), (11) or (14) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Warrant” means any call option in respect of Superior Energy’s Common Stock sold by Superior Energy concurrently with the issuance of Convertible Notes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Public Equity Offering” means an underwritten primary public offering of Capital Stock of Superior Energy (other than Disqualified Stock) pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Superior Energy), to the extent the Net Cash Proceeds are contributed to Issuer.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; (4) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Note Guarantee at least to the same extent as the Indebtedness being refinanced or refunded; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of Issuer, (B) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of a Guarantor, or (C) Indebtedness of Superior Energy, Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among Issuer, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among Issuer and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business in which Superior Energy, Issuer or any Restricted Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary to any business of Superior Energy, Issuer or any Restricted Subsidiary in which any of them was engaged on the Issue Date.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Superior Energy, Issuer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Superior Energy or Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Superior Energy or Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Superior Energy that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means, without duplication, any Subsidiary of Superior Energy (including the Issuer) or Issuer which, at the relevant time of determination, is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Superior Energy, Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by Superior Energy, Issuer or a Restricted Subsidiary whereby Superior Energy, Issuer or a Restricted Subsidiary transfers such property to a Person and Superior Energy, Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Superior Energy, Issuer or their Restricted Subsidiaries that is secured by a Lien.

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of Superior Energy.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person, and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Superior Energy or the Issuer.

“Successor Company” has the meaning set forth above under the caption “— Certain covenants — Merger and consolidation.” “Superior Energy” means Superior Energy Services, Inc., a Delaware corporation, and any successor corporation.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer or Superior Energy) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Group; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2015; provided, however, that if the period from the redemption date to May 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” has the meaning set forth above in the initial paragraph under the heading “Description of the Notes.”

“Trustee” has the meaning set forth above in the initial paragraph under the heading “Description of the Notes.”

“Unrestricted Subsidiary” means (i) Superior Energy Liftboats, L.L.C. and (ii) any other Subsidiary of Issuer that is designated by the Board of Directors of Superior Energy as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that each such Subsidiary described in the preceding clauses (i) and (ii):

(1) has no Indebtedness to any Person other than (A) Non-Recourse Debt or (B) Indebtedness owed to Issuer, Superior Energy or any Restricted Subsidiary;

(2) is not party to any agreement, contract, arrangement or understanding with Issuer, Superior Energy or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Issuer, Superior Energy or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(3) is a Person with respect to which neither Issuer nor Superior Energy, nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer, Superior Energy or any Restricted Subsidiary.

Any such designation by the Board of Directors of Superior Energy shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate of Superior Energy certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “— Certain covenants — Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under paragraph (a) of the covenant described above under the caption “— Certain covenants — Limitation on indebtedness,” Issuer shall be in default of such covenant).

The Board of Directors of Superior Energy may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described above under the caption “— Certain Covenants — Limitation on indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default would occur or be in existence following such designation.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at Issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interest (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Issuer or a Wholly Owned Subsidiary) is owned by Issuer or one or more Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered outstanding notes for registered exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes issued pursuant to the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based on the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect.

This summary is limited to beneficial owners of outstanding notes that purchased the original notes at their “issue price” (the first price at which a substantial amount of the original notes were sold to persons other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and have held the outstanding notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of Code. This summary does not address the tax considerations arising under other federal tax laws (such as estate and gift tax laws) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under the U.S. federal income tax laws, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold notes through a foreign entity or foreign account;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.

Exchange of outstanding notes for exchange notes

Our tax counsel, Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., has rendered an opinion for us opining that the exchange of an old note for an exchange note pursuant to the exchange offer (described under “The exchange offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. The holding period for such an exchange note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such an exchange note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable exchange and that the outstanding notes and the exchange notes will be treated as the same security for U.S. federal income tax purposes.

Certain additional payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the original issue discount, or OID, rules. It is also possible that the IRS could assert that the payment by us of 101% of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of notes — Repurchase at the option of holders — Change of control” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments was and is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Tax considerations for U.S. holders

This subsection describes the U.S. federal income tax considerations for a U.S. holder. For purposes of this summary, “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or certain other trusts that have elected to continue to be treated as U.S. trusts).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your own tax advisors about the U.S. federal income tax considerations relating to acquiring, owning and disposing of the notes.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— Tax considerations for non-U.S. holders” below.

Payments of stated interest

You will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.

Sale, exchange or other taxable disposition of the notes

You will generally recognize capital gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of the notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received (other than amounts representing accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for the note.

The capital gain or loss recognized on the disposition of an exchange note generally will be long-term capital gain or loss if, at the time of such disposition, your holding period for the exchange note is more than one year. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare tax

For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a 3.8% Medicare tax on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest paid with respect to an exchange note and net gain from the sale, exchange, redemption, repurchase or other taxable disposition of an exchange note, unless such interest or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the exchange notes.

Tax considerations for non-U.S. holders

This subsection describes the U.S. federal income tax considerations for a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of notes that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

If you are not a non-U.S. holder, this subsection does not apply to you and you should refer to “— Tax considerations for U.S. holders” above.

Payments of interest

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, exchange or other taxable disposition of the notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, repurchase or other taxable disposition of a note, unless:

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	if you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, redemption, repurchase or disposition and certain other conditions are met.

If you are described in the second bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on any sale, exchange, redemption, repurchase or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as payments of interest as described under the heading “— Payments of interest” above.

Interest or gain effectively connected with a U.S. trade or business

If you are engaged in a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, repurchase or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and gain effectively connected with your trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Backup withholding and information reporting

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a Non-U.S. Holder resides.

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a note (including a retirement or redemption), unless you are an exempt recipient. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to backup withhold U.S. federal income tax at the applicable backup withholding rate (currently 28%, but currently scheduled to increase to 31% in 2011) from those payments.

Generally, interest payments on the notes to non-U.S. holders and any U.S. federal withholding tax deducted from such payments must be reported annually to the IRS and to the non-U.S. holders. As a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) and you have given us the certification described under the heading “— Tax considerations for non-U.S. holders — Payments of interest” above. In addition, if you are a non-U.S. holder, you will not be subject to backup withholding and information reporting with respect to the proceeds from a sale of the notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described under the heading “— Tax considerations for non-U.S. holders — Payments of interest” above and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

Recent legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on persons required to file U.S. federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Holders should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such exchange notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes; and provided further, that such holder is not (1) an “affiliate” of ours or the guarantors within the meaning of the Securities Act, (2) a broker-dealer who acquired outstanding notes directly from our company or (3) except as provided below, a broker-dealer who acquired outstanding notes as a result of market-making or other trading activities.

Based on such SEC interpretations, a broker-dealer who acquired outstanding notes as a result of market-making or other trading activities may participate in the exchange offer with respect to such notes and resell the exchange notes received in exchange, provided that the following conditions are met: (1) in connection with any such resales, the broker-dealer delivers this prospectus (which contains a plan of distribution with respect to such resale transactions); (2) the broker-dealer has not entered into any arrangement with the company or any of our affiliates to distribute the exchange notes; (3) we make each person participating in the exchange offer aware that any such broker-dealer may be considered an “underwriter” under the Securities Act and must deliver such prospectus; and (4) we include in the letter of transmittal an acknowledgement by such broker-dealer that it will deliver this prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate with the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act.

Any holder using the exchange offer to participate in a distribution of the exchange notes cannot rely on the SEC staff positions enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of exchange notes. Such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by the Securities Act and rules promulgated thereunder.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

EXPERTS

The consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2010 consolidated financial statements refer to a change in the method of accounting for business combinations.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our common stock is listed on The New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The information we file with the SEC and other information about us also is available on our website at http://www.superiorenergy.com. However, the information on our website is not a part of this prospectus.

We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the closing of the exchange offer:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 2011 and September 30;

•	our Current Reports on Form 8-K filed with the SEC on February 25, 2011, April 20, 2011, April 26, 2011, April 27, 2011, May 26, 2011, October 11, 2011, October 12, 2011, October 19, 2011 and October 25, 2011 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of such Current Reports); and

•	the portions of our definitive proxy statement on Schedule 14A relating to our 2011 Annual Meeting of Shareholders that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC.

Descriptions in this prospectus, including those contained in the documents incorporated by reference, of contracts and other documents are not necessarily complete and, in each instance, reference is made to the copies of these contracts and documents filed as exhibits to the documents incorporated by reference in this prospectus.

You may review these filings, at no cost, over the Internet at our website at http://www.superiorenergy.com, or request a copy of these filings by writing or calling us as follows:

Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
Attention: Investor Relations
(504) 587-7374